Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Peabody Energy Corporation for the registration of up to $1,000,000,000 of its common stock, debt securities, preferred stock, warrants, and units and to the incorporation by reference therein of our report dated February 25, 2015, except for the retrospective adjustments described in Note 1 and Note 27, as to which the date is December 14, 2015, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in its Current Report on Form 8-K dated December 14, 2015 and our report dated February 25, 2015, with respect to the effectiveness of internal control over financial reporting of Peabody Energy Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

December 14, 2015